EXHIBIT 99.1

                                   NEWS FROM:
                             ESKIMO PIE CORPORATION

901 Moorefield Park Drive                        Contact:  William T. Berry, Jr.
Richmond, Virginia  23236                             Telephone:  (804) 560-8490

                    FOR IMMEDIATE RELEASE: November 18, 1998

               ESKIMO PIE CORPORATION RESPONDS TO YOGEN FRUZ OFFER

         Richmond, Virginia (NASDAQ NNM: EPIE) - Eskimo Pie Corporation confirmed today that it had received an unsolicited written proposal yesterday from Yogen Fruz World-Wide Incorporated to acquire 100% of the Company's outstanding shares at a cash price of $10.25 per share in a negotiated transaction. Yogen Fruz simultaneously announced its proposal publicly yesterday.

         Eskimo Pie Corporation stated that its Board of Directors had met today and unanimously concluded that the proposal presented by Yogen Fruz is not in the best interest of the Company's long term shareholders. The Company further stated that it had advised Yogen Fruz of the Board's conclusion. The Board also reaffirmed its support for management's continuing efforts to restructure the Company's business and to carry out the strategic turn-around initiatives that it has underway, the results of which the Board believes will enhance long term shareholder value.

         Eskimo Pie Corporation, headquartered in Richmond, Virginia, created the frozen novelty industry in 1921 with the invention of the Eskimo Pie ice cream bar. Today, the Company markets a broad range of frozen novelties, ice cream and sorbet products under the Eskimo Pie, Real Fruit, Welch's, Weight Watchers, SnackWell's and OREO brand names. These nationally branded products are generally manufactured by a select group of licensed dairies who purchase the necessary flavors, ingredients and packaging directly from the Company. Eskimo Pie Corporation also sells a full line of quality flavors and ingredients for use in private label dairy products in addition to the national brands it licenses. The Company also manufactures soft serve yogurt and premium ice cream products for sale to the foodservice industry.